                                                                Exhibit 99(g)(2)


                        IN THE UNITED STATES DISTRICT COURT

                            FOR THE DISTRICT OF DELAWARE


MENTOR GRAPHICS CORPORATION        )
and MGZ CORP.,                     )
                                   )
               Plaintiffs,         )
                                   )         No. ____________
     v.                            )
                                   )
QUICKTURN DESIGN SYSTEMS, INC.,    )
                                   )
               Defendant.          )


                                     COMPLAINT

     Plaintiffs Mentor Graphics Corporation ("Mentor Graphics") and MGZ Corp. ("Purchaser") file this action seeking declaratory relief arising out of Purchaser's offer to purchase shares of common stock of defendant Quickturn Design Systems, Inc. ("Quickturn").

                                JURISDICTION AND VENUE

     1.   This Court has jurisdiction over this action pursuant to 15 U.S.C.
Section 78aa, 28 U.S.C. Section 1331(a) and 28 U.S.C. Section 1337(a).

     2. Venue in this Court is proper pursuant to 15 U.S.C. Section 78aa and 28 U.S.C. Section 1391(b).

                                     THE PARTIES

     3. Plaintiff Mentor Graphics is a corporation incorporated under the laws of the State of Oregon having its principal executive offices in Wilsonville, Oregon. Mentor Graphics manufactures, markets and supports software and hardware Electronic Design Automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. Purchaser, a wholly-owned subsidiary of Mentor Graphics and a Delaware corporation, was formed to acquire all of the outstanding shares of Quickturn through the tender offer and merger proposal described below. Mentor Graphics is the beneficial owner of more than three percent of the outstanding shares of Quickturn common stock and Purchaser is the record owner of 100 shares of Quickturn common stock.

     4. Defendant Quickturn is a corporation incorporated under the laws of the State of Delaware having its principal executive offices in San Jose, California. According to its most recent Form 10-K, Quickturn "designs, manufactures, sells and supports products that verify the design of integrated circuits ('ICs') and electronic systems."

     5. Quickturn's common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Section 78L(b), and is listed and traded on the Nasdaq National Market.

                                   THE TENDER OFFER

     6. Purchaser commenced today a fully-financed, non-coercive, non-discriminatory, all-cash, all-shares tender offer for outstanding shares of Quickturn common stock that are not already owned by Mentor Graphics or Purchaser (the "Tender Offer"). In connection with the commencement of the Tender Offer, Mentor Graphics issued today a press release summarizing the terms of the Tender Offer (the "Press Release"), and a summary advertisement of the Tender Offer was published in the August 12, 1998 national edition of THE WALL STREET JOURNAL (the "Summary Advertisement").

     7. Quickturn stockholders whose shares are purchased by Purchaser in the Tender Offer will receive $12.125 per share in cash, representing a 51.6% premium above the average closing price of Quickturn's stock on the Nasdaq National Market on August 11, 1998, the last full trading day before the first public announcement of Mentor Graphics' commencement of the Tender Offer. The Tender Offer is conditioned upon, among other things, (i) the redemption or inapplicability of

Quickturn's stockholder rights plan, (ii) the exemption of the Tender Offer from
Section 203 of the Delaware General Corporation Law ("Section 203"), and (iii) the tender and purchase of sufficient Quickturn shares to give Mentor Graphics and Purchaser a majority of the outstanding Quickturn shares on a fully diluted basis.

     8. The Tender Offer is the initial step in a two-step transaction pursuant to which Mentor Graphics proposes to acquire all of the outstanding shares of Quickturn stock. If successful, the Tender Offer will be followed by a merger or similar business combination with Purchaser or a direct or indirect subsidiary of Mentor Graphics (the "Proposed Merger," and together with the Tender Offer, the "Proposed Acquisition"). Pursuant to the Proposed Merger, it is currently anticipated that each then outstanding share of Quickturn (other than shares owned by Mentor Graphics or any of its subsidiaries or shares held in the treasury of Quickturn) would be converted into the right to receive an amount in cash equal to the price paid in the Tender Offer.

     9. In January 1996, the Board of Directors of Quickturn adopted a stockholder rights plan (the "Rights Plan"), commonly known as a "poison pill," which is designed to thwart any acquisition of Quickturn that does not have the approval of Quickturn's Board. The Rights Plan provides the Quickturn Board with the power to prevent summarily the consummation of even an all-cash, all-shares, non-coercive, non-discriminatory tender offer by imposing a severe economic penalty (in the form of massive dilution) on a potential acquiror. The Rights Plan was adopted without approval of Quickturn's stockholders and, if it remains in effect and applicable to the Tender Offer, it will restrict the right of Quickturn's stockholders to decide whether to accept Purchaser's premium offer for their shares.

     10. Moreover, Quickturn's Board may be able to prevent Mentor Graphics from consummating the Proposed Merger for at least three years unless the Board exempts the Tender

Offer from restrictions imposed by Section 203, Delaware's Business Combination Statute. Section 203, which applies to any Delaware corporation that has not opted out of its coverage, provides that if a person acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder"), such interested stockholder may not engage in a "business combination" with the corporation (defined to include a merger or consolidation) for three years after becoming an interested stockholder, unless: (i) prior to the 15% acquisition, the board of directors has approved either the acquisition resulting in the stockholder becoming an interested stockholder or the business combination; (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it crosses the 15% threshold; or (iii) on or subsequent to the date of the 15% acquisition, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Quickturn is subject to Section 203 and has chosen not to opt-out of the statute's coverage.

     11. The Tender Offer is, and will continue to be, in full compliance with all applicable federal laws and regulations governing tender offers, I.E., the provisions of the Williams Act, embodied in Sections 14(d) and 14(e) of the Exchange Act, 15 U.S.C. Sections 78n(d) and (e), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission ("SEC"). In accordance with the Exchange Act and the rules and regulations promulgated thereunder by the SEC, Purchaser commenced the Tender Offer by the publication of the Summary Advertisement in today's WALL STREET JOURNAL. In connection with the Tender Offer and in accordance with the Exchange Act and the rules and regulations promulgated thereunder by the SEC, Purchaser is filing today a
Schedule 14D-1 with the SEC (the "Schedule 14D-1") pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, 17 C.F.R. Section 240.14d-3.

     12. Section 14(d) of the Exchange Act, 15 U.S.C. Section 78n(d), and the rules and regulations promulgated thereunder by the SEC, require that any person or entity making a tender offer for beneficial ownership of more than five percent of a class of registered equity securities file and disclose certain specified information with respect to the tender offer. Any such bidder must disclose, among other things, its identity and background, past contacts, transactions or negotiations between the bidder and the company in whom the bidder seeks to acquire stock, the source and amount of funds needed for the tender offer, and any plans the bidder may have to change the capitalization, corporate structure or business of the company whose stock it seeks to acquire.

     13. In addition, Section 14(e) of the Exchange Act, 15 U.S.C. Section 78n(e), makes it "unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practice in connection with any tender offer." Purchaser has complied fully with the Exchange Act and all rules and regulations promulgated thereunder.

     14. In connection with the Tender Offer, Purchaser is in the process of disseminating to Quickturn's stockholders an offer to purchase containing all material information required by applicable law to be disclosed (the "Offer to Purchase"). Among other matters, the Offer to Purchase discloses:

          1. the solicitation of agent designations being undertaken by Mentor Graphics to call a special meeting of Quickturn stockholders, as more fully described below;

          2. the matters to be considered at the special meeting, including the removal of all current members of the Quickturn Board of Directors, an amendment of the Quickturn bylaws to reduce the size of the Quickturn Board to five directors, and the election of five persons nominated by Mentor Graphics to the Quickturn Board, as more fully described below; and

          3. pending patent litigation between Mentor Graphics and Quickturn, and information regarding the potential damages Quickturn may recover from such litigation.

     15. Despite the significant benefits of the Tender Offer for the Quickturn stockholders, Quickturn has refused to accept the Mentor Graphics offer. Quickturn's efforts will, in all likelihood, also include the commencement of baseless litigation against plaintiffs under the provisions of the federal securities laws regulating the solicitation of agency designations, the solicitation of proxies, tender offers and acquisition efforts.

                     QUICKTURN REJECTS THE MENTOR GRAPHICS OFFER

     16. On August 11, 1998, Dr. Walden C. Rhines ("Rhines"), Mentor Graphics' Chief Executive Officer and President, met with Glen M. Antle ("Antle"), the Chairman of the Quickturn Board. At this meeting, Rhines presented Mentor Graphics' proposal to acquire Quickturn. Rhines delivered a letter to Antle outlining Mentor Graphics' proposal to acquire all outstanding shares of Quickturn common stock at a price of $12.125 per share in a negotiated transaction. Rhines further advised Antle that Mentor Graphics' proposal was not subject to any financing conditions. Rhines also advised Antle that, depending on the results of Mentor Graphics' due diligence review of Quickturn, Mentor Graphics would consider offering more value for the outstanding shares of Quickturn. While Antle stated that he would communicate the proposal to the Quickturn Board, he stated that he was unwilling to accept the offer or to cause Quickturn to remove its takeover defenses or to cause Quickturn to refrain from taking actions to prevent the consummation of the Tender

Offer.

     17. In light of Quickturn's failure to accept Mentor Graphics' acquisition proposal, the current Quickturn Board cannot be expected to facilitate the Proposed Acquisition, but instead can be expected to maintain Quickturn's anti-takeover devices and to actively oppose the Proposed Acquisition. Because Quickturn failed to accept the substantial benefits of the Proposed Acquisition, Mentor Graphics is taking its offer directly to the Quickturn stockholders.

                                THE AGENT SOLICITATION

     18. In furtherance of the Proposed Acquisition, Mentor Graphics publicly disclosed today its intention to solicit agent designations from Quickturn's stockholders to appoint designated agents with the power to call a special meeting of the Quickturn stockholders (the "Agent Solicitation"). Section 2.3 of Quickturn's bylaws provides that "[a] special meeting of the stockholders may be called at any time by . . . one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting." The purpose of the Agent Solicitation to call a special meeting of the Quickturn stockholders (the "Special Meeting") is to allow the Quickturn stockholders to remove all current members of Quickturn's Board of Directors, to reduce the authorized number of Quickturn directors to five, to elect to the Quickturn Board five individuals nominated by Mentor Graphics, and to repeal any recent or subsequent amendments to the Quickturn bylaws. If elected, Mentor Graphics' nominees intend to, subject to their fiduciary duties, (i) redeem the Rights Plan (or amend the Rights Plan to make it inapplicable to the Proposed Acquisition), (ii) approve the Tender Offer under Section 203, and (iii) take such other actions as may be required to expedite the prompt consummation of the Proposed Acquisition.

     19. Section 14(a) of the Exchange Act, 15 U.S.C. Section 78n(a), and the rules and regulations promulgated thereunder by the SEC, require that a person soliciting an authorization with respect to any registered security file and disclose certain specific information with respect to the solicitation. Any such solicitor must disclose, among other things, its identity, the date, time and place of the meeting at which the proposed action will be taken, and any substantial interest of the solicitor in the matters to be acted upon. In addition, Rule 14a-9, 17 C.F.R. Section 240.14a-9, promulgated by the SEC under Section 14(a) of the Exchange Act, provides that "[n]o solicitation subject to this regulation shall be made . . . containing any statement of which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading."

     20. Mentor Graphics' preliminary agent solicitation materials relating to the call of the Special Meeting are being filed today with the SEC (the "Agent Solicitation Materials"). Mentor Graphics believes the Agent Solicitation Materials are in full compliance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, including Rule 14a-9. Mentor Graphics is in the process of disseminating to Quickturn's stockholders the Agent Solicitation Materials containing all material information required by applicable law to be disclosed. The preliminary Agent Solicitation Materials disclose, among other things:

          1. the requirement that, for the Special Meeting to be held, agent designations in favor of calling the Special Meeting must be executed by the holders of not less than 10% of all the shares entitled to vote at such meeting;

          2. Mentor Graphics' belief that (i) a special meeting may be called by the holders of not less than 10% of the Quickturn shares on the date the agent designations are delivered to Quickturn, (ii) the stockholders calling the Special Meeting, not the Quickturn Board, have the right to fix the date and time of the Special Meeting,
(iii) agent designations shall remain in effect until revoked or unless the person executing such agent designation is not the record holder of Quickturn shares on the date the Special Meeting is called, and (iv) absent prior action by the Quickturn Board, the record date for the Special Meeting shall be the date next preceding the date on which the designated agents give notice of the Special Meeting;

          3. Mentor Graphics' intent, upon receipt of the requisite number of agent designations, to call the Special Meeting, fix the date and time of the Special Meeting, and give notice of the Special Meeting;

          4. the belief of Mentor Graphics that its efforts to convene the Special Meeting comply with Delaware law and Quickturn's bylaws as they presently exist; and

          5. Mentor Graphics' intent, if the Special Meeting is called and held, to ask Quickturn stockholders to (i) remove the current members of the Board of Directors of Quickturn, (ii) amend Quickturn's bylaws to reduce the authorized number of directors to five, (iii) elect Mentor Graphics' five nominees to the Quickturn Board, and (iv) repeal any provisions of the Quickturn bylaws adopted by the incumbent Quickturn Board subsequent to the last public filing of the bylaws.

     21. In furtherance of Mentor Graphics' solicitation of agent designations, Purchaser is demanding that Quickturn produce a list of its stockholders and related stocklist materials.

                                  DECLARATORY RELIEF

     22. The Declaratory Judgment Act, 28 U.S.C. Section 2201, provides that "[i]n a case of actual controversy within its jurisdiction, . . . any court of the United States, upon the filing of an appropriate pleading, may declare the rights and other legal relations of any interested party seeking such declaration." Plaintiffs are entitled to a declaratory judgment that the
Schedule 14D-1 and all
exhibits thereto, and the Agent Solicitation Materials, are proper and comply with all applicable securities laws, rules and regulations.

     23. Although the Proposed Acquisition is fairly and attractively priced, Plaintiffs reasonably expect that Quickturn will thwart or delay plaintiffs' lawful attempts to consummate the Tender Offer. Plaintiffs believe Quickturn will seek to delay and defeat the Tender Offer through efforts including the filing of a meritless suit claiming that public disclosures and filings made by plaintiffs in conjunction with the Tender Offer and the Agent Solicitation violate applicable federal securities laws and regulations. Thus, there is a substantial controversy between parties having adverse interests which is of sufficient immediacy and reality to warrant the issuance of a declaratory judgment.

     24. In the absence of declaratory relief, plaintiffs will suffer irreparable harm. As evidenced by the course of action that Quickturn has pursued to date and the actions taken generally by companies that receive unsolicited acquisition proposals, Quickturn will likely defend against the Proposed Acquisition and the Agent Solicitation by, among other things, filing false claims designed to delay or defeat the Proposed Acquisition and the Agent Solicitation. A declaratory judgment that the disclosures in the Schedule 14D-1, the Offer to Purchase and the Agent Solicitation Materials comply with all applicable federal laws will serve the purpose of adjudicating the interests of the parties, resolving any complaints concerning the propriety of the Tender Offer or the Agent Solicitation under federal law, and permitting an otherwise lawful transaction to proceed.

     25. Plaintiffs therefore request pursuant to the Declaratory Judgment Act, 28 U.S.C. Sections 2201 and 2202, that this Court enter a declaratory judgment that the public disclosures and documents filed with the SEC by plaintiffs and which are being disseminated to Quickturn stockholders in connection with the Tender Offer and the Agent Solicitation comply fully with all applicable provisions of law.

     WHEREFORE, Plaintiffs respectfully request that this Court:

          1. declare that plaintiffs have disclosed all information required by, and are otherwise in all respects in compliance with, all applicable laws and other obligations, including, without limitation, Sections 14(a), 14(d) and 14(e) of the Exchange Act and any other federal securities laws, rules or regulations deemed or claimed to be applicable to the Schedule 14D-1, the Tender Offer, the Agent Solicitation or the Agent Solicitation Materials;

          2. award plaintiffs their costs and disbursements in this action, including reasonable attorneys' fees; and

          3. grant plaintiffs such other and further relief as this Court may deem just and proper.

                                        /s/ Kevin G. Abrams
Of Counsel:                             ---------------------------------
                                        Kevin G. Abrams (ID #2375)
Christopher L. Kaufman                  Thomas A. Beck (ID #2086)
David A. York                           Catherine G. Dearlove (ID #3328)
Latham & Watkins                        Holly June Stiefel (ID #3594)
75 Willow Road                          Thad J. Bracegirdle (ID #3691)
Menlo Park, CA 94025                    Richards, Layton & Finger
(650) 328-4600                          One Rodney Square
                                        P. O. Box 551
Fredric J. Zepp                         Wilmington, DE  19899
Latham & Watkins                        (302) 658-6541
505 Montgomery Street                    Attorneys for Plaintiffs
San Francisco, CA 94111
(415) 391-0600

H. Steven Wilson
Latham & Watkins
2100, 701 B Street
San Diego, CA  92101-8197
(619) 236-1234

Dated:  August 12, 1998